Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

December 14, 2006

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Ladies and Gentlemen:

We have acted as counsel for Tech Data Corporation, a Florida corporation, which we refer to as the Company, in connection with the Company’s offering pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 with respect to $350,000,000 aggregate principal amount of its Convertible Senior Debentures due 2026 to be issued under an Indenture to be dated as of December 19, 2006 among the Company and U.S. Bank National Association, as trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	a form of the Indenture and the Debentures.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debentures will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Indenture and the Debentures have been executed and delivered by the Company in the forms thereof that we have examined, the Debentures will be valid, binding and enforceable obligations of the Company and entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Indenture and the Debentures), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus constituting a part of the Registration Statement and in the Prospectus related to the offering of the Debentures under the heading “Validity of Securities” as counsel for the Company who have passed on the validity of the securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Janet L. Fisher
Janet L. Fisher, a Partner